UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2008
ARTESIAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable
—————————————————————————
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement

On December 1, 2008, Artesian Water Company, Inc, (the “Company”), the principal subsidiary of Artesian Resources Corporation, and CoBank, ACB (“CoBank”), entered into a Bond Purchase Agreement (the “Agreement”) relating to the issue and sale by the Company to CoBank of a $15 million principal amount First Mortgage Bond (the “Bond”), Series S, due December 31, 2033 (the “Maturity Date”).  The Bond was issued pursuant to the Company’s Indenture of Mortgage dated as of July 1, 1961, as amended and supplemented by supplemental indentures, including the Twentieth Supplemental Indenture, dated as of December 1, 2008 (the “Supplemental Indenture”) from the Company to Wilmington Trust Company, as Trustee (the “Indenture”).  The Indenture is a first mortgage lien against substantially all of the Company’s utility plant.  Proceeds of the sale of the Bond will be used to repay short-term indebtedness which was used to finance the expansion of the Company’s headquarters building in New Castle County, Delaware.  The issuance of the Bond was approved by the Delaware Public Service Commission on November 21, 2008.

The Bond carries an annual interest rate of 6.73% through March 1, 2016 (the “Initial Period”).  After March 16, 2016, the Company can request that the annual interest rate be fixed by CoBank in its sole and absolute discretion for a period through the Maturity Date or for such shorter periods as mutually agreed by the Company and CoBank.  If the Company does not request that CoBank fix the interest rate for any period subsequent to the Initial Period or if CoBank fails to fix the interest rate in the required time period after the receipt of the request by the Company, the Bond shall bear interest at a variable rate equal to the higher of the Prime Rate (as defined in the Supplemental Indenture) or the sum of the Federal Funds Rate (as defined in the Supplemental Indenture) plus 0.50%.  Interest is payable on the first business day of January, April, July and October in each year, beginning with the first business day of January, 2009, until the Company’s obligation with respect to the payment of such principal and interest shall be discharged.  In addition, the Bond is subject to redemption in a principal amount equal to $150,000 per calendar quarter, payable on the first business day of January, April, July and October in each year, beginning with the first business day of January, 2009, with all remaining principal due and payable on December 31, 2033.  Overdue payments of such principal and interest shall bear interest as provided in the Supplemental Indenture.

The Agreement contains customary default provisions where the Bond will become due and payable no less than 30 days from notice received by CoBank, referred to as “Events of Redemption.”  In the event that any Event of Redemption below should occur and be continuing, CoBank shall have the right to require the Company, and the Company shall be obligated, to redeem all bonds then held by CoBank.  The bonds shall be redeemed at a price equal to the sum of (i) the aggregate principal amount to be redeemed, (ii) the interest accrued thereon through the date of redemption and (iii) a make-whole amount as described in the Supplemental Indenture.

Events of Redemption are listed below:

(a)	Any representation or warranty made by the Company in the Agreement proves to be false or misleading in any material respect; or
(b)	Failure to comply with furnishing financial information, covenants, use of proceeds, payment of taxes and indemnification; or
(c)	Failure to perform or comply with providing notice of default, non-environmental litigation or environmental matters; or
(d)
The occurrence of any event of default under, or lapse of or failure on the part of the Company to observe, keep, or perform any covenant or agreement contained in any other agreement between the Company and CoBank, including, without limitation, any guaranty, loan agreement, security agreement, pledge agreement, indenture, mortgage or other agreement; or

(e)
Default under any bond, debenture, note or other evidence of indebtedness for any money borrowed by the Company in excess of $500,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company in excess of $500,000, whether such indebtedness exists or shall hereafter be created, which default has not been waived and shall constitute a failure to pay any portion of the interest accruing on or the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled; or

(f)
The rendering against the Company of a judgment for the payment of moneys in excess of $500,000 and the continuance of such judgment unsatisfied and without stay of execution thereon for a period of 45 days after the entry of such judgment, or the continuance of such judgment unsatisfied for a period of 45 days after the termination of any stay of execution thereon entered within such first mentioned 45 days.

The Bond was issued in a private placement in reliance on exemptions from registration under the Securities Act of 1933, pursuant to the terms of the Bond Purchase Agreement.

The foregoing summary is qualified in its entirety by reference to the text of the Supplemental Indenture and Bond Purchase Agreement, copies of which are filed as Exhibits 4.1 and 4.2, respectively, hereto and are incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

4.1	Twentieth Supplemental Indenture dated as of December 1, 2008 between Artesian Water Company, Inc. and Wilmington Trust Company, as trustee.

4.2	Bond Purchase Agreement, dated December 1, 2008 by and between Artesian Water Company, Inc., and CoBank, ACB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
Date: December 4, 2008	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer